Exhibit 18

Trading History During Past Sixty Days

Trade Date	Common Shares Purchased/(Sold)	Weighted Average Price Per Share	Name of Entity
11-Mar-25	190,000	SEK 299.2341	Atlas
12-Mar-25	200,000	SEK 297.2584	Atlas

The above transactions were made under the Purchase Mandate with respect to SDRs effected in the open market.